Exhibit 99.1
                                   NEWS FROM:
                             ESKIMO PIE CORPORATION

901 Moorefield Park Drive                        Contact:  Thomas M. Mishoe, Jr.
Richmond, Virginia 23236                              Telephone:  (804)-560-8490

                    FOR IMMEDIATE RELEASE: September 6, 2000

                ESKIMO PIE SHAREHOLDERS APPROVE MERGER AGREEMENT


                  Richmond, Virginia (NASDAQ NNM: EPIE) - Eskimo Pie Corporation announced today that at its special meeting of shareholders held this morning shareholders approved the merger agreement dated May 3, 2000, as amended, with CoolBrands International Inc. (formerly, Yogen Fruz World-World Incorporated). Under the agreement, Eskimo Pie Corporation will become a wholly-owned subsidiary of CoolBrands or an affiliate of CoolBrands. The merger required approval by a vote of at least two-thirds of Eskimo Pie shares outstanding, exclusive of the approximately 17% interest owned by CoolBrands and by a majority vote of all shares outstanding. 2,079,764 or 71.8% of the non-affiliated shares were voted in favor of the merger, thereby satisfying both vote requirements without regard for the shares held by CoolBrands.

                  The merger agreement contemplates that the closing of the merger will take place no later than five business days following satisfaction or waiver of closing conditions provided for in the merger agreement. Under the agreement, Eskimo Pie Corporation shareholders will receive $10.25 cash per share. Instructions to shareholders for submitting share certificates will be mailed promptly following the closing of the merger.

Eskimo Pie Corporation, headquartered in Richmond, Virginia, created the frozen novelty industry in 1921 with the invention of the Eskimo Pie ice cream bar. Today, the Company markets a broad range of frozen novelties, ice cream and sorbet products under the Eskimo Pie, Real Fruit, Welch's, Weight Watchers Smart Ones, SnackWell's and OREO brand names. These nationally branded products are generally manufactured by a select group of licensed dairies who purchase the necessary flavors ingredients and packaging directly from the Company. Eskimo Pie Foodservice is a leading supplier of premium soft serve ice cream, frozen yogurt, custard and smoothies to the foodservice industry. The Company also sells a full line of quality flavors and ingredients for use in private label dairy products in addition to the brands it licenses.